Exhibit 99.1

WEED, Inc. (OTC:BUDZ) PAYS OFF BIG, Laying Groundwork to Enter the New York Cannabis Marketplace

TUCSON, AZ / ACCESSWIRE / December 2, 2021 / WEED, Inc. (OTCQB:BUDZ) ("WEED" or the "Company"), a cannabis and hemp bioresearch company based in the USA, announced today that it has completed the purchase of the Sugar Hill Golf Course with the Final Payment of ~$250,000 including all back taxes owed. The property was appraised by an independent appraisal company for $1.9 million in 2019. WEED plans to move forward, preparing filings for licenses in Hemp and eventually high THC research when funds are available, for strain identification, cultivation, processing and manufacture of compounds to assist in clinical trials and product development in Israel, Australia and USA.

WEED believes the CURES are out there!

"WEED is extremely excited to pay off its 4 year commitment to acquire the Sugar Hill Golf Course and begin executing on its plans to open up the New York marketplace. WEED didn't buy the golf course to go golfing. The golf course is situated on the shores of Lake Erie with ~2000 ft. of lake frontage. The property comes with ‘Unlimited Water Extraction Rights' already in WEEDs name along with a full waste water management system. Thanks to the Company's extensive R&D history in cannabis and hemp markets globally, we believe WEED is on the verge of explosive expansion in New York", stated Mr. Martin. "The New York property was purchased to develop a new, ‘Infused Beverages & Edibles' Division. This has been part of WEED'S long term global vertical integration plan."

The Company plans to form a NY Division in the coming months as funds become available, to create and expand its global research & development programs to include hemp, and in particular the cannabinoids, to develop pharma, non-pharma OTC and their derivative product for worldwide distribution in our networks. Currently, WEED Inc. subsidiaries are in Australia, Israel, Hong Kong, and the USA. In 2022, the Company plans to launch an aggressive Arizona hemp program to identify, acquire, cultivate and develop new more powerful CBD, CBN, & CBG strains.

"As WEED expands horizons, WEED is in the process of forming the WEED ‘Social Equity Advisory Council'. WEED looks to create and instill the rights of Equality for ALL: Diversity = Equality / Equality = Diversity. All indications are that there may never be a better time to go ‘all-in' on the future of Cannabis and Hemp markets, globally," said Glenn E. Martin, CEO of WEED, Inc. "WEED is where stoners meet Wall Street"

More to come…WEED Rules !

WEED, Inc.'s Subsidiaries past comments

WEED Israel (Cannabis) Ltd. "After over 2 years of putting human clinical trials and product development on hold due to COVID, WEED Israel is poised and anxious to build out our global brands in both pharmaceutical and non-pharmaceutical categories, starting with women's health and veterans' ailments (PTSD) to healthy green alternative medicines" stated Elliot Kwestel, Managing Director of WEED Israel (Cannabis) Ltd. based outside Jerusalem. Kwestel further commented, "WEED Israel looks to enrich and expand our clinical trials with both THC and Cannabinoid studies to promote healthy living for generations to come."

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WEED Australia Ltd. and The Cannabis Institute of Australia (C.I.A.), our Australian non-profit arm, based in Queensland on the Gold Coast. Managing Director Patrick Brodnik stated, "With the new rules out governing cannabis & hemp in Australia and the announcement on 1st of February 2021 to allow over-the-counter CBD medicines in pharmacies, timing is perfect to begin our clinical trials in Israel and bring new curative products to market as we close out COVID mandates this year. Managing Director Brodnik continues, "Next year 2022, the future of decriminalizing cannabis and hemp globally will prove to be a giant leap forward for worldwide cannabis legalization."

WEED Hong Kong Ltd. Director Nicole Breen agrees, "The pandemic has affected all of us on a worldwide basis. Healing our planet with natural therapies, treatments and eventual "cures" utilizing natures' own Cannabaceae plant with its many properties, both with high tetrahydrocannabinol (THC) and cannabidiol (CBD) compounds, I believe will change the force of medicine forever in the years to come. We look forward to an exciting year end and a Prosperous 2022."

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. While legal in certain states, cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. Investors should carefully read the risk factors and disclosures contained in our offering circular before making any decision to invest in our company.

Forward Looking Information

This news release contains "forward-looking information" within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, "may", "would", "could", "will", "likely", "expect", "anticipate", "believe, "intend", "plan", "forecast", "project", "estimate", "outlook" and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management's experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment; and the availability of licenses, approvals and permits.

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Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

Legal Notice

The information is provided for convenience only, is not investment advice and may not be relied upon in considering an investment in WEED, Inc. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information contained herein, and any investment decision should be based solely on the information contained in the offering circular and related materials, and the investors independent research. No representation or warranty, express or implied, is made as to the future performance of any investment in WEED, Inc. or that investors will or are likely to achieve favorable results, will make any profit at all or will be able to avoid incurring a loss on their investment. In addition, prospective investors are encouraged to consult with their financial, tax, accounting or other advisors to determine whether an investment in WEED, Inc. is suitable for them.

Media Contact:
Glenn E. Martin, CEO
1-520-818-8582
Glenn@WEEDincUSA.com

SOURCE: WEED, Inc.

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